Exhibit 23.3

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275

DALLAS, TEXAS 75230 – 5805

(972) 788-1110 Telefax 991-3160

E-Mail: forgarb@forgarb.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineer consultants, Forrest A. Garb & Associates, Inc. hereby consents to the incorporation in Amendment No. 1 to the Registration Statement (No. 333-164346) on Form S-3 to be filed with the Securities and Exchange Commission on or about February 11, 2010 (the “Registration Statement”), of information from our reports for Ram Energy Resources, Inc. effective December 31, 2008 entitled, “Estimated Reserves and Future Net Revenue as of January 1, 2009 Attributable to Interests Owned by Ram Energy, Inc. in Certain Properties Located in Arkansas, Louisiana, Mississippi, New Mexico, Oklahoma, Texas, and Wyoming (SEC Case)” dated February 20, 2009, and “Estimated Reserves and Future Net Revenue as of January 1, 2009 Attributable to Interests Owned by Ascent Energy, Inc. in Certain Properties Located in Louisiana, Oklahoma, Texas, and West Virginia (SEC Case)” also dated February 20, 2009, which are both part of the Registration Statement. We also consent to the references in such Registration Statement.

Forrest A. Garb & Associates, Inc. Texas Registered Engineering Firm F-629 Dallas, Texas February 11, 2010